Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x115	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS NET INCOME UP 60% ON 30% INCREASE TO RECORD NET
SALES IN SECOND QUARTER OF FISCAL 2006

Conference call to begin today at 4:30 pm ET

QUEENSBURY, N.Y. (December 19, 2005) • AngioDynamics, Inc. (Nasdaq: ANGO) today announced financial results for the 13 and 26 weeks ended November 26, 2005. Highlights of the second quarter of fiscal year 2006 (September through November) include:

•	Net sales grow 30% to a record $18.7 million in the second quarter of fiscal 2006, compared with $14.4 million in the second quarter of fiscal 2005
•	Net income up 60% over the second quarter of fiscal year 2005 to $1.7 million, or $0.13 per diluted share
•	Gross profit for the quarter up 35% over the second quarter of fiscal year 2005 to $10.8 million
•	Gross profit margin of 58%, up from 56% for the second quarter of fiscal year 2005
•	Signs agreement with Bioniche Pharma Group Limited for distribution of Sotradecol™ for the treatment of small, uncomplicated varicose veins
•	Introduces Sotradecol at the 19th Annual Congress of the American College of Phlebology

Net sales for the second quarter of fiscal 2006 increased 30% to $18.7 million, up from $14.4 million for the second quarter of fiscal 2005. This increase was primarily due to strong growth from the Company’s newest products, along with continued market share gains across our diversified product portfolio. All of the revenue gains were due to increases in unit sales.

Angiographic product sales increased 18% over the second quarter of fiscal 2005, with sales of $5.2 million for the second quarter of fiscal 2006. Sales of hemodialysis products rose 24%, or $906,000, over the prior year second quarter to $4.7 million. Sales of Dura-Flow™ and EvenMore™ chronic dialysis catheters were responsible for substantially all of the increase in hemodialysis product sales for the 2006 fiscal second quarter. Sales of the image-guided vascular access line, which includes the Morpheus® CT PICC, were up 103%, to $2.9 million, compared with the 2005 fiscal second quarter. Sales of VenaCure™ products grew 46% to $2.7 million, an $847,000 increase over the prior year second quarter. During the fiscal 2006 second quarter, the Company sold 27 lasers, bringing the total laser units sold in the field to 332. Sales of disposable kits increased 109% to $1.9 million compared with the fiscal 2005 second quarter.

Net income for the fiscal 2006 second quarter was $1.7 million, or $0.13 per diluted share. This represents a 60% increase in net income, and a 44% increase in diluted earnings per share, over the prior year second quarter.

Gross profit for the second quarter of fiscal 2006 was up 35% to $10.8 million, compared with gross profit of $8.0 million for the prior year second quarter. Gross profit margin for the fiscal 2006 quarter reached 58%, up from 56% for the comparable 2005 quarter. A favorable product mix, resulting from increased sales of higher margin products, such as the Morpheus CT PICC, VenaCure disposable kits and EvenMore catheters, accounted for all of the 200 basis point increase.

Operating profit for the second quarter increased 34% to $2.4 million, compared with $1.8 million for the second quarter of fiscal year 2005, and the operating profit increased to 13% of net sales, up from 12% for the second quarter of fiscal 2005.

“Our second quarter results were outstanding, and we are especially excited that our record-breaking $18.7 million in quarterly sales came on excellent unit growth across our diversified product portfolio as well as from our newest products” commented Eamonn P. Hobbs, President and CEO of AngioDynamics. “The uptake for our Morpheus CT PICC continues to be extremely strong, with sales reaching $1.9 million for the fiscal second quarter. Our VenaCure™ product line for the treatment of severe varicose veins continues to be a solid contributor to our top and bottom line results. We sold 27 lasers in the fiscal second quarter and sales of our disposable kits, which provide a source of high margin recurring revenues, more than doubled over the second quarter of fiscal 2005. At the 19th Annual Congress of the American College of Phlebology meeting in November, we introduced Sotradecol, which provides interventional radiologists and vascular surgeons with another option to treat spider veins.”

“We are particularly proud of our 34% increase in operating profit, 60% growth in net income and 44% rise in earnings per diluted share for the fiscal second quarter. These numbers reflect our continued commitment to provide innovative products to our physician customers and the solid management experience of the AngioDynamics team,” remarked Mr. Hobbs

The effective tax rate for the 2006 quarter was 37%, compared with 43% for the second quarter of fiscal 2005. The decrease was primarily due to R&D tax credits attributed to the current fiscal quarter.

As of November 26, 2005, cash and short-term investments were $27.5 million, a decrease of $1.3 million during the fiscal 2006 second quarter. This was due to a $1.5 million installment payment to obtain licensing rights to distribute Sotradecol™ from Bioniche Pharma Group Limited. The distribution agreement will be discussed further during today’s conference call. Cash flow continues to be quite strong, as the Company generated $1.0 million in cash from operations during the current fiscal quarter.

For the 26 weeks ended November 26, 2005, net sales were $35.1 million, up 28% from $27.5 million for the comparable 2005 period. The increase was due to expanded sales across our diversified product line, most notably the Company’s Morpheus CT PICC and VenaCure products. Net income for the 26-week period ended November 26, 2005 was $2.9 million, up 64% from net income of $1.8 million for the comparable fiscal 2005 period, and diluted earnings per share increased to $0.23 from $0.15.

Separately, biolitec, Inc., the supplier of lasers, laser fibers, and technology used in our VenaCure laser systems under a supply and distribution agreement, has notified us that it believes that it is not required to indemnify AngioDynamics with respect to the patent infringement lawsuits filed against us by Diomed, Inc. and VNUS Medical Technologies Inc. We have been paying a premium to biolitec for these products, primarily in return for the indemnification provisions in the supply agreement covering third-party patent infringement actions. We are in discussions with biolitec management with the goal of avoiding a breach of contract and subsequent legal action to enforce our rights under the agreement.

Fiscal Year 2006 Financial Guidance

The Company is reiterating its fiscal 2006 financial guidance disclosed on October 18, 2005. AngioDynamics expects net sales growth to exceed 26%, to at least $76.0 million, compared with fiscal 2005. Year-over-year net income growth is expected to exceed 48%, to $6.7 million, which includes an anticipated one-time charge totaling $366,000, net of income taxes, to be incurred in connection with the Company’s requirement to comply with Section 404 of the Sarbanes-Oxley Act by May 2006.

Without the effect of these one-time expenses, net income would be expected to reach $7.1 million, or 56% net income growth from fiscal 2005. The Company is providing this guidance to demonstrate that its performance continues to be consistent with the guidance it has provided since its initial public offering in May 2004, including the updated guidance provided in October 2005, but for the effect of these one-time expenses. R&D and SG&A expenses for the fiscal year 2006 are expected to be approximately 8.5% and 35% of net sales, respectively. The Company expects its effective tax rate to be approximately 37% for fiscal year 2006. AngioDynamics anticipates that its discussions with biolitec will not affect this financial guidance.

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (866) 578-5747 toll-free from the U.S., or (617) 213-8054 from outside the U.S. Please enter the passcode 53147624.

A telephone replay will be available from 6:30 p.m. Eastern Time on December 19, 2005 through 11:59 p.m. Eastern Time on December 26, 2005 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering conference ID number 30654415.

In addition, individuals may listen to the call on the Internet by visiting the investor relations portion of the Company’s web site at http://investor.angiodynamics.com/. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products and drainage products.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, results of pending patent litigation, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 28, 2005, may affect the actual results achieved by the Company.

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Thirteen weeks ended		Twenty-six weeks ended
	Nov 26, 2005	Nov 27, 2004	Nov 26, 2005	Nov 27, 2004
	(unaudited)		(unaudited)

Net sales	$18,707	$14,402	$35,074	$27,507
Cost of goods sold	7,861	6,338	14,708	12,450
Gross profit	10,846	8,064	20,366	15,057

Gross margin %	58.0%	56.0%	58.1%	54.7%

Operating expenses
Selling and administrative	6,902	5,149	12,990	9,744
Research and development	1,545	1,122	3,064	2,250
Total operating expenses	8,447	6,271	16,054	11,994

Operating profit	2,399	1,793	4,312	3,063

Other income (expense), net	206	22	371	37

Income before income tax provision	2,605	1,815	4,683	3,100
Income tax provision	950	779	1,735	1,303

NET INCOME	$1,655	$1,036	$2,948	$1,797

Earnings per common share
Basic	$.14	$.09	$.24	$.16
Diluted	$.13	$.09	$.23	$.15

Weighted Average Common Shares
Basic	12,249,124	11,446,720	12,196,206	11,444,610
Diluted	12,883,433	12,053,159	12,870,443	12,032,652

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

Assets	November 26, 2005	May 28, 2005
	(2)	(1)
Current Assets
Cash and Cash Equivalents	$13,043	$14,498
Marketable Securities	14,440	12,601
Accounts Receivable, net	10,814	9,929
Inventories	10,705	10,264
Deferred income taxes	735	736
Other current assets	1,011	1,679

Total current assets	50,748	49,707

Property, Plant & Equipment – at cost, net	9,712	8,528
Other Non-Current Assets	3,778	1,437

Total Assets	$64,238	$59,672

Liabilities and Stockholders’ Equity

Current Liabilities	$7,105	$7,627
Long-term Debt	2,845	2,935
Stockholders’ Equity	54,288	49,110

Total Liabilities and Stockholders’ Equity	$64,238	$59,672

(1) Information derived from audited financial statements

(2) Unaudited

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